Exhibit 99.3
NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson (media)
631-962-2043	Carney Noensie (investors)
Kim Wittig (media)	(212) 213-0006
631-962-2135
OSI PHARMACEUTICALS SUMMARIZES DATA PRESENTED
ON OSI-906 AT THE AACR-NCI-EORTC INTERNATIONAL
CONFERENCE ON MOLECULAR TARGETS AND CANCER THERAPEUTICS
— Data on OSI-906, a small molecule in Phase I trials that selectively targets the IGF-1R receptor, featured in Conference media program—
MELVILLE, NEW YORK — October 23, 2007 — OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today that pre-clinical data on OSI-906, an orally active, potent and selective inhibitor of the insulin-like growth factor-1 receptor (IGF-1R), were featured as part of a media program during the 2007 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics held October 22-26, 2007 in San Francisco, CA. OSI presented data that support the clinical development of OSI-906 for the treatment of human cancers as a single agent and in combination with other molecular targeted agents, including Tarceva® (erlotinib).
OSI is currently enrolling patients with advanced solid tumors in two Phase I dose escalation studies of OSI-906. Data from both studies will be evaluated to establish a recommended dose and dosing schedule for Phase II clinical trials of OSI-906.
As highlighted in today’s media briefing, OSI-906 blocks IGF-1R activation of the key cancer cell signalling pathways called AKT and MAP kinase that are known to drive tumor cell growth. In preclinical studies, OSI-906 not only slowed tumor growth, but also decreased the size of pre-existing tumors known to be dependent on the human IGF-1R. Additionally, when OSI-906 was combined with Tarceva in mice with human colorectal tumors, the two drugs together decreased the size of pre-existing tumors more effectively than either drug alone.
“We are encouraged by our research demonstrating the ability of an orally dosed small molecule from our IGF-1R program to selectively diminish or halt tumor growth in preclinical cancer models,” said David M. Epstein, Ph.D., Vice President of Oncology Research, OSI Pharmaceuticals. “This research also supports our overall research strategy, which is built upon our core strength and expertise in the area of epithelial-to-mesenchymal transition, or EMT. In essence, we believe that pursuing EMT builds on our understanding of personalized medicine, not only finding the

‘right drug’ ‘right dose’ and ‘right target’ but also the ‘right combination’ of drugs to address the biological context of a patient’s tumor.”
Following are summaries of the key data presented on OSI-906:
Preclinical Characterization of OSI-906: A Novel IGF-1R Inhibitor in Clinical Trials- Qun-Sheng Ji, et al (Abstract # C192).
In this study, OSI-906 demonstrated robust anti-tumor activity in an IGF-1R dependent xenograft model when administered orally once a day at doses of 25 and 75 mg/kg. OSI-906 not only slowed the growth of IGF-1R-dependent tumors, but also reduced proliferation and/or survival of a broad panel of tumor cell lines. Specifically, among a panel of 28 human tumor cell lines, OSI-906 potently (EC50 < 400 nM) reduced growth of 15 cell lines representative of colorectal, NSCLC, pancreatic, breast and pediatric cancers. In addition to the single agent activity, simultaneous treatment with a low dose of OSI-906 and Tarceva effectively blocked both AKT and MAP kinase pathways in human colorectal tumors, which resulted in a decrease in the size of pre-existing tumors which was better than the effect of either drug alone.
Inhibition of IGF-1R by OSI-906 Potentiates Efficacy of Various Molecular Targeted Agents by Blocking Feedback Loops Converging at the Level of IRS-1- Elizabeth Buck, et al. (Abstract # PR-1)
The IGF-1R receptor is a critical mediator of cell survival through its strong ability to couple to the AKT pathway. This study evaluated the ability of OSI-906, an orally active, potent and selective inhibitor of IGF-1R, to potentiate the sensitivity for other molecular targeted agents.
The researchers evaluated the effect of combining OSI-906 with inhibitors of three major oncogenic mediators: EGFR (Tarceva), MEK, and mTOR. These agents produced varying extents of tumor cell growth inhibition in vitro, but not cell survival, when dosed individually. However, in combination with OSI-906, the inhibitors of EGFR, MEK or mTOR promoted synergistic growth inhibition and apoptosis for select tumor cell lines. Inhibitors of EGFR, MEK and mTOR also promoted a shift in equilibrium toward IGF-driven AKT, and sustained inhibition of AKT was only achieved in combination.
The study also suggested that the combination of OSI-906 with Tarceva appears to be more active in epithelial tumor cells compared to those that have undergone an epithelial-mesenchymal transition (EMT). Mechanistically, inhibition of EGFR, MEK, or mTOR, relieves feedback inhibition imposed on IGF-1R signalling by altering the serine-phosphorylation state of IRS-1.
Background on OSI-906
IGF-1 and IGF-2 are growth factors, or hormones, known to stimulate growth and survival of cancerous cells. OSI-906 blocked the ability of IGF-1R to signal in xenograft mouse models of human colorectal cancer. Preclinical research also showed that colon cancer tumor cells respond to OSI-906 because they produce and are dependent on the growth-promoting effects of IGF-2. In addition to colorectal cancer, OSI-906 has also been shown to inhibit growth of human pancreatic and thyroid cancers in animal models. The IGF/IGF-1R signaling pathway has also been implicated in protecting tumor cells from apoptosis induced by a number of cytotoxic agents as well as molecular targeted therapies including EGFR inhibitors.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. For additional information about OSI, please visit http://www.osip.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.